Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Development and Manufacturing Services Agreement

between

Lonza Sales AG

and

Lonza AG

and

Generate Biomedicines Inc.

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made the 19th day of July 2022 (“Effective Date”) BETWEEN

1.
LONZA SALES AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland;
2.
LONZA AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland; and
3.
GENERATE BIOMEDICINES, INC. of 55 Cambridge Parkway, Suite 800E, Cambridge, MA 02142, USA (“Customer”).

Lonza AG and Lonza Sales AG together or individually referred to as “Lonza” as applicable.

Recitals

WHEREAS, Customer is engaged in the development and research of certain products and requires assistance in the process development and manufacture of certain product(s);

WHEREAS, Lonza and its Affiliates have among other things expertise in the evaluation, process development and manufacture of biologic products;

WHEREAS, Customer wishes to engage Lonza for Services relating to the process development and manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1.
Definitions and Interpretation

“Affiliate”

means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with Lonza. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party. All references to “Affiliate” in this Agreement mean solely to those of Lonza.

“Agreement”	means this agreement incorporating all Appendices and Project Plans, as amended from time to time by written agreement of the Parties.
“Applicable Laws”

means all relevant U.S. and European Union federal, state and local laws, statutes, rules, and regulations, which are applicable to a Party’s activities hereunder, including the applicable regulations and guidelines of any Regulatory Authority together with amendments thereto.

“Approval”	means the first marketing approval by the FDA or EMA of Product from the Facility for commercial supply.
“Assumptions”	shall have the meaning as set out in Clause 7.1C.

“Background Intellectual Property”

means any Intellectual Property either: (i) owned or controlled by a Party or any of its Affiliates prior to the Effective Date; or (ii) developed or acquired by a Party or any of its Affiliates independently from the performance of the Services hereunder during the Term of this Agreement. Lonza Information and the Manufacturing Process shall form part of, and be included in, Lonza’s Background Intellectual Property. Customer’s Background Intellectual Property shall exclude any Intellectual Property licensed (whether under this or any other agreement) to Customer by Lonza or any Affiliate of Lonza.

“Batch”	the Product derived from a single run of the Manufacturing Process.
“Batch Record”	means the executed version of a given Master Batch Record pertaining to a given Batch
“Binding Order”	means a binding order on the Parties made in accordance with Clause 6.1.
“Cancellation Fee”	has the meaning given in Clause 6.2.
“Capital Equipment”	means those certain pieces of new equipment described in the Project Plan which are to be acquired and paid for on terms to be agreed in accordance with this Agreement.
“Cell Bank”	means the Customer’s Cell Bank or cell stock of rodent and/or human cell line in accordance with the Project Plan.
“Cell Bank Storage”	means the storage of Customer’s Cell Bank in accordance with Clause 2.11 of this Agreement.
“Cell Line”	means the cell line, particulars of which are set out in the applicable Project Plan.
“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specification and test results.
“Certificate of Compliance”

means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number and concentration of Product in such Batch; and (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.

“cGMP”

means those laws and regulations applicable in [***] and any other countries the Parties may mutually agree upon in writing, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directives 2001/83/EC and

2003/94/EC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.
“cGMP Drug Product Batch”	means a Batch of Drug Product which is required under the Project Plan to be manufactured in accordance with cGMP.
“cGMP Drug Substance Batch”	means a Batch of Drug Substance which is required under the Project Plan to be manufactured in accordance with cGMP.
“Change”

means any change to the Services, pricing, Project Plan or scope of work incorporated into a written amendment to the Agreement in accordance with Clause 14.5 or effected in accordance with the Quality Agreement.

“Commencement Date”	means the date of removal of the vial of cells from frozen storage for the production of a Batch or, in the case of other Services, the date of commencement of such Services.
“Confidential Information”	means Customer Information and/or Lonza Information, as the context requires.
“Corruption Laws”

means all anti-bribery and anti-corruption laws and regulations in the US, UK and EU including but not limited to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and the Organization for Economic Co-operation and Development Convention on Combating Bribery and Foreign Public Officials in International Business Transactions.

“Customer Collaborator”

means the third party(ies) identified in the applicable Project Plan and/or Statement of Work with which Customer is collaborating and/or strategically partnering with respect to the development and manufacturing of the Product. For purposes of this Agreement, each Customer Collaborator will be considered a representative of Customer, and Customer hereby grants authority to Lonza to disclose directly to, and receive directly from, Customer Collaborator any Confidential Information and Customer Materials required under this Agreement and the applicable Project Plan and/or Statement of Work. Lonza will take direction from Customer Collaborator as if such direction was from Customer itself, provided that in the case of any conflict or ambiguity between any such instructions, Customer’s instructions will take priority. As between the Parties, Customer is at all times fully liable and responsible for the acts and omissions of Customer Collaborator under this Agreement as if they were acts and omissions of Customer. For clarity, Customer Collaborators shall include Customer’s third party auditors who conduct audits at the Facility, designated consultants and Customer’s alliance partners for the project as specified in the corresponding Project Plan. For further clarity a Customer Collaborator may not enter into any Project Plan or Stage of Work under this Agreement. “Customer Information” means all technical and other information not known to Lonza and/or not publicly known relating to the Cell Line, and the Product, in each case from time to time supplied by the Customer or Customer Collaborator to Lonza. Customer

Information shall exclude any Lonza Information provided (whether under this or any other agreement) to Customer or Customer Collaborator by Lonza or any Affiliate of Lonza.
“Customer Materials”	means any Raw Materials, components of Product, or other materials of any nature, in each case provided by Customer or the Customer Collaborator.
“Delivery”	shall have the meaning set out at Clause 7.1.
“Development Work”	means all activities other than the manufacture of Pilot Batches and cGMP Batches.
“Drug Product”	means the formulation of the Drug Substance in its final dosage form to be manufactured by Lonza under the terms of this Agreement.
“Drug Substance”	means the Product in bulk drug substance form.
“EMA”	means the European Medicines Agency, or any successor agency thereto.
“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior written consent, to conduct certain activities not customarily performed by Lonza which are required to complete the Services.
“Facility”

means: (i) in respect of development and manufacturing of Pilot Drug Substance Batches and/or cGMP Drug Substance Batches, Lonza’s facility in [***]; (ii) in respect of Pilot Drug Product Batches and/or cGMP Drug Product Batches Lonza’s facility specified in the respective Project Plan; or (iii) such other Lonza facility as may be agreed by the Parties.

“Failed Drug Product Batch”	shall have the meaning set out in Clause 7.4.3(a).
“Failed Drug Substance Batch”	shall have the meaning set out in Clause 7.5.3(a).
“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.
“GDPR”	means the European Union General Data Privacy Regulations.
“GS”	means the glutamine synthetase expression system of which Lonza is the proprietor.
“GS License”	means a license granted by Lonza in respect of the use of GS.
“Handling Fee”	means (i) the procurement and handling fee of [***] and (ii) for the management and handling of activities performed by the External Laboratories, a fee of [***].

“Intellectual Property”

means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and application described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“International Trade Restrictions”	means all applicable [***] export control, trade, and financial sanctions laws, rules, and regulations.
“Late Release”	shall have the meaning set out in Clause 7.1A.2;
“Lonza Information”

means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including any and all Lonza know-how and trade secrets and Lonza Background Intellectual Property and Lonza Operating Documents.

“Lonza Operating Documents”	means [***].
“Lonza Responsibility”

means a failure solely due to Lonza’s negligence, intentional misconduct, or material breach of its obligations hereunder. Lonza Responsibility shall not include any failure due to a biological reason.

“Manufacturing Process”

means the production process for the manufacture of Product as such process may be improved or modified from time to time by agreement of the Parties in writing for clarity, the Manufacturing Process shall be Lonza’s Background Intellectual Property.

“Master Batch Record”	means the document which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.
“New Customer Intellectual Property”	has the meaning given in Clause 10.2.
“New Lonza Intellectual Property”	has the meaning given in Clause 10.3.
“Party”	means each of Lonza and Customer and, together, the “Parties”.
“Pilot Drug Product Batch”	means a Batch of Drug Product which is designated as a pilot Batch and which shall not comply with cGMP and is not required to meet the Specification.

“Pilot Drug Substance Batch”	means a Batch of Drug Substance which is designated as a pilot Batch and which shall not comply with cGMP and is not required to meet the Specification.
“Price”	means the price for the Batches (including [***]), Services and Products as set out in the applicable Project Plan (the Price excludes [***]).
“Product”	means the Product identified in the applicable Project Plan.
“Project Plan”

means the plan describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time. The Project Plan are incorporated into and shall be an integral part of this Agreement.

“Quality Agreement”

means the quality agreement, attached hereto as Appendix B, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP. The Quality Agreement is incorporated into and shall be an integral part of this Agreement.

“Raw Materials”

means all ingredients, solvents, primary packaging materials, filter, single-use liquid-paths and other components of the Product required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same [***].

“Regulatory Authority”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.
“Release”	has the meaning given in Clause 7.1.
“Resin”	means [***].
“Services”

means all or any part of the services to be performed by Lonza (including, process and analytical method transfer, process development, process optimization, validation, clinical and commercial manufacturing of Batches, as well as quality control and quality assurance activities) under this Agreement, particulars of which are set out in the Project Plan.

“Services Data”	means any and all data obtained by Lonza or any Affiliate, contractor or External Laboratories of Lonza in the course of performing the Services.
“Specifications”

means the specifications of the Product as specified in the applicable Project Plan or as otherwise agreed in writing between the Parties (which shall take into account FDA and EMA requirements), which may be agreed and amended from time to time in accordance with this Agreement.

“Specification (Drug Product)”	means the specification of the Drug Product with regard to [***] or as otherwise agreed in the applicable Project Plan or as otherwise agreed in writing between the Parties.

“Stage of Work”	means the individual stages of the Services as set out in the Project Plan.
“Storage Requirements”	means the Cell Bank storage requirements as set out in the Project Plan or as otherwise agreed in writing between the Parties.
“Subcontractors “	means any Third Party selected and approved by Lonza which Lonza instructs to perform any part of the Service which Lonza customarily offers to customers.
“Target Date”	shall have the meaning set out in Clause 7.1A.1.
“Term”	has the meaning given in Clause 14.1.
“Third Party”	means any party other than Customer, Lonza and Lonza’s Affiliates.
“Yield Shortfall”	shall have the meaning set out in Clause 7.1B.2.
“7.1AB Product”	means a Product, as specified in the applicable Project Plan, to which Clauses 7.1A and 7.1B shall apply.
“7.1A Target Batch”	shall have the meaning set out in Clause 7.1A.1.
“7.1B Target Batch”	shall have the meaning set out in Clause 7.1B.2.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2.
Performance of Services
2.1
Lonza AG, Lonza Sales AG, and Affiliates.
2.1.1
Lonza AG shall be independently accountable for the performance of the Services under this Agreement performed or to be performed by Lonza in Switzerland and such performance shall be subject to the terms of this Agreement. Lonza Sales AG shall have no responsibility with respect to the performance of said Services and Lonza AG shall under no circumstance be deemed a subcontractor of Lonza Sales AG.
2.1.2
Lonza Sales AG shall be independently accountable for the performance of the Services under this Agreement performed or to be performed by Lonza outside of Switzerland and such performance shall be subject to the terms of this Agreement. Lonza AG shall have no responsibility with respect to the performance of Services by Lonza Sales AG and Lonza Sales AG shall under no circumstance be deemed a subcontractor of Lonza AG.
2.1.3
Lonza AG, Lonza Sales AG, or any of their respective Affiliates may execute a Project Plan or Statement of Work with Customer pursuant to this Agreement and submit invoices to Customer under such Project Plan or Statement of Work. In such circumstances all references in this Agreement to Lonza shall be deemed to be applicable to the relevant Affiliate of Lonza with respect to that particular Project Plan or Statement of Work. Such

Affiliate shall be entitled to enforce this Agreement with respect to such Project Plan or Statement of Work in its own name as an intended third party beneficiary and the Affiliate shall be solely liable to Customer (under the terms of this Agreement) for any obligations and liabilities undertaken pursuant to such Project Plan or Statement of Work.
2.2
Customer hereby retains Lonza to perform the Services set out in the Project Plan. Subject to the provisions of Clause 2, Lonza shall itself and through its Affiliates, diligently carry out the Services set out in the Project Plan and use commercially reasonable efforts to perform the Services without any material defect and according to the estimated timelines set out in the Project Plan. Owing to the unpredictable nature of the biological processes involved in the Services, the timescales set down for the performance of the Services are estimated only subject to the provisions of Clause 7.1A in relation to a 7.1A Target Batch for a 7.1AB Product. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement.
2.3
Subcontracting and External Laboratories. Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Services and Lonza shall be responsible for the acts and omissions of its Subcontractors. Lonza may engage an External Laboratory to provide some of the Services and Lonza shall be responsible for the acts and omissions of such External Laboratories chosen or nominated by Lonza. Lonza shall not be responsible for services performed by, nor for any acts and/or omissions whatsoever of, any Subcontractors or External Laboratories chosen or nominated by Customer.
2.4
Supply of Customer Information and Customer Materials. If Customer (or Customer Collaborator) is providing Customer Background Intellectual Property, Customer Information, Customer Materials, the Cell Line, and/or other information or materials that may be reasonably required to be provided by or on behalf of Customer to Lonza and/or its Affiliates for Lonza and/or its Affiliates to perform the Services to Lonza, the Parties agree that they shall work together to transfer (as described in the Project Plan) the Customer Background Intellectual Property, Customer Information, Customer Materials, the Cell Line, and/or other information or materials that may be reasonably required to be provided by or on behalf of Customer or a Customer Collaborator to Lonza and/or its Affiliates or Lonza and/or its Affiliates to perform the Services to the Facility, including implementing the technology transfer plan set out in the Project Plan. Customer shall fully support such technology transfer in good faith through appropriate personnel as reasonably requested by Lonza and Lonza shall fully support such technology transfer in good faith, through appropriately trained personnel. Customer or Customer Collaborator shall (by such date as agreed between the Parties) supply to Lonza all such relevant Customer Background Intellectual Property, Customer Information, Customer Materials, the Cell Line, and/or other information or materials that may be reasonably required to be provided by or on behalf of Customer or a Customer Collaborator to Lonza and/or its Affiliates for Lonza and/or its Affiliates to perform the Services. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Background Intellectual Property, Customer Information, Customer Materials, the Cell Line, and/or other information and/or materials reasonably required to be provided by or on behalf of Customer or a Customer Collaborator for Lonza to perform and/or its Affiliates the Services, and this shall be deemed a cancellation and [***].
2.5
Pilot Drug Substance Batches and Pilot Drug Product Batches. Lonza shall manufacture, or procure the manufacture of, the Pilot Drug Substance Batch(es) and the Pilot Drug Product Batch(es) in accordance with the Project Plan, but shall have no obligation to meet Specifications or Specification (Drug Product) or comply with cGMP in relation to the Pilot Drug Substance Batch(es) or the Pilot Drug Product Batch(es) (and Lonza makes no warranty in this regard). Lonza shall use reasonable endeavours to seek to achieve the agreed development targets as set out in the applicable Project Plan (but Lonza makes no warranty nor shall Lonza have any obligation to achieve such targets in which case, Lonza and Customer will meet and use reasonable endeavours to find resolution for subsequent project steps in good faith). Customer shall have the right to make whatever use of the Pilot Drug Substance Batch(es) and the Pilot Drug Product Batch(es) as it shall determine, provided that Customer pays Lonza for such Pilot Drug Substance Batch(es) and Pilot Drug Product Batch(es), and such use is not for human use and does not violate any laws. Unless Lonza and Customer agree otherwise, all Pilot Drug Substance Batches and Pilot Drug Product Batches shall be shipped to Customer.
2.6
Prior to commencement of cGMP manufacturing pursuant to Clause 2.7, Lonza shall, if the timelines reasonably permit, review the process assumptions. If there is a material difference in the process assumptions as compared with the results demonstrated during the manufacture of the applicable Pilot Drug Substance Batch(es) or Pilot Drug Product Batch(es), the Parties shall meet to discuss in good faith the consequences and potential opportunities for the mitigation of such material differences.
2.7
cGMP Drug Substance Batches and cGMP Drug Product Batches. Lonza will, in accordance with the terms of this Agreement and the Quality Agreement:
2.7.1
Manufacture and Release to Customer cGMP Drug Substance Batches in accordance with cGMP and which meet the applicable Specifications, together with a Certificate of Analysis;
2.7.2
Manufacture cGMP Drug Product Batches in accordance with cGMP and which meet the Specifications (Drug Product), and shall Release the cGMP Drug Product Batches together with a Certificate of Analysis if such cGMP Drug Product Batch meets the applicable Specifications (provided that Lonza’s liability for such cGMP Drug Product shall be as set out in Clause 2.7.2 below);

Provided that, in each case (clause 2.7.1 and 2.7.2), while Lonza shall use reasonable commercial endeavours to meet the Specifications and Specification (Drug Product) and shall not charge the Customer for: (i) any cGMP Drug Substance Batches failing to meet Specification; or (ii) any cGMP Drug Product Batch failing to meet the Specification (Drug Product); in each case due to Lonza’s negligence or failure to use commercially reasonable endeavours (for clarity if a cGMP Drug Product Batch meets the Specifications (Drug Product) but no other applicable Specifications then Customer shall be required to pay for such cGMP Drug Product Batch notwithstanding the fact that it only met the Specification (Drug Product) and not any other Specifications), Lonza shall not be responsible for any failure to meet the Specifications and the Specification (Drug Product) in respect of, and Customer shall pay for: [***].

However, Lonza shall comply with its performance obligations set out in Clause 2.2 and shall in relation to all cGMP Batches of Product be responsible for meeting such Specifications as may be agreed in writing prior to commencement of the Services in respect of the following:

(a)
For cGMP Drug Substance Batches: [***].
(b)
For cGMP Drug Product Batches: Specification (Drug Product).
2.7A
Lonza shall not have any obligation to comply with cGMP nor achieve any Specifications with regard to the Development Work or any other non-manufacturing services. Lonza shall use reasonable endeavours to seek to achieve the agreed development targets as set out in the applicable Project Plan or as otherwise agreed in writing (but Lonza makes no warranty nor shall Lonza have any obligation to achieve such targets in which case, Lonza and Customer will meet and use reasonable endeavours to find resolution for subsequent project steps in good faith).

2.7B
Prior to Customer’s submission of any information to the Regulatory Authority related directly to Lonza or the Services provided under this Agreement (including information related to a Regulatory Authority’s request for additional information or an inspection, and Customer’s answer or other response thereto), Customer, itself or through Customer Collaborator, shall provide to Lonza, for Lonza’s review, copies thereof, redacted as necessary to protect Third Party confidential information.
2.8
Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Customer shall be responsible for payment for all consumables and Raw Materials (together with the Handling Fee). Lonza shall use reasonable endeavours to procure: (i) [***]; and (ii) [***]; but, in each case ((i) and (ii)) makes no warranty that it shall be able to do so.
2.9
Promptly following the Effective Date the Customer or Customer Collaborator shall supply to Lonza the Customer Information, together with full details of any hazards relating to the Cell Line supplied by (or on behalf of) the Customer or Customer Collaborator, and the Customer Materials, their storage and use. On review and approval by Lonza’s safety committee of this Customer Information and hazards information, the Cell Line (if applicable), the Customer Materials, Customer Background Intellectual Property, and any other necessary Intellectual Property shall be provided to Lonza (or, as the case may be, rights thereto shall be secured by Customer and conveyed to Lonza) at Lonza’s request.
2.10
GS Licence. Where the Cell Line uses GS, the Customer acknowledges that it will require a GS Licence from Lonza prior to receipt of the Product or in vivo clinical studies or any other commercial use or sale of the Product.
2.11
Cell Bank Storage.
2.11.1
Cell Bank Storage shall commence at a time agreed between the Parties and shall continue, unless otherwise terminated in accordance with Clause 2.11.5, for [***] years (the “Initial Storage Term”). Thereafter, if Customer wishes Lonza to continue Cell Bank Storage, the Parties shall enter into a separate agreement. Lonza shall store the Cell Bank in accordance with the Storage Requirements and Lonza shall not transfer the Cell Bank to a Third Party (other than an Affiliate of Lonza) without Customer’s prior written consent. Lonza reserves the right to perform testing of the Cell Bank which Lonza requires for QA, regulatory or safety purposes and use reasonable endeavours to notify the Customer of such testing and results.
2.11.2
Cell Banks stored at Lonza shall at all times remain Customer’s property (subject always to the terms of any other agreements or licenses with Lonza, and subject to any Third Party Intellectual Property rights), save that the Cell Bank shall be subject to a lien in respect of any sums owed under any agreement by Customer to Lonza.
2.11.3
Notwithstanding any other provisions of this Agreement, the price of Cell Bank Storage is calculated and shall be payable on a [***] basis. Payment shall be made before Cell Bank Storage commences, and thereafter, [***] prior to each anniversary of such commencement. Customer shall not be entitled to any refund in respect of any partial use of Cell Bank Storage. The initial price for Cell Bank Storage is set out in the Project Plan and shall be subject to review in accordance with Clause 8.8. If Customer does not pay for Cell Bank Storage by the due date, Lonza shall not be obliged to continue the Cell Bank Storage and Customer shall be required within [***] of Lonza’s written notice to arrange collection and shipping of the Cell Bank.

2.11.4
Lonza shall use reasonable endeavours to protect the Cell Bank from destruction, theft or loss during Cell Bank Storage. Notwithstanding any other provision of this Agreement, risk of loss or damage to the Cell Bank shall remain with Customer at all times. Notwithstanding Clause 12.5, the total aggregate liability of Lonza and its Affiliates for all claims (whether in contract, tort, negligence, breach of statutory duty, under indemnity, for any strict liability or otherwise) in connection with or arising out of Cell Bank Storage shall not exceed in the aggregate an amount equal to [***], provided that in the event that a Cell Bank which was being stored at two (2) Lonza locations pursuant to Clause 2.11 is lost or damaged at both such Lonza locations, then Lonza shall replace such Cell Bank (including cell bank characterization, cell line stability and comparability) at its cost (but Lonza and its Affiliates shall not have any other liability arising from any such loss or damage).
2.11.5
Either Party may terminate the Cell Bank Storage on giving [***] prior written notice to the other. Customer shall not be entitled to any refunds in respect of any unused element of Cell Bank Storage.
2.11.6
Upon termination of this Agreement or termination of the Cell Bank Storage pursuant to Clause 2.11.5 above and, in either case, upon payment of all sums due to Lonza, Customer shall either arrange for collection of the Cell Bank or instruct Lonza to destroy it. If the Customer has not collected the Cell Bank within [***] from the date of termination of this Agreement or termination of the Cell Bank Storage, Lonza shall upon giving Customer a further [***]written notice, arrange for the Cell Bank to be destroyed, in which case Customer shall pay Lonza the costs of such destruction.
3.
Project Management
3.1
Project Plans. As at the date of this Agreement, the initial Project Plans is set out in Appendix A-1 and A-2. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for the relevant Services. In the event of a conflict between the terms of a Project Plan and the terms of this Agreement, the terms of this Agreement will govern. If the Parties agree any additional work to be added to the Project Plan under and subject to this Agreement (“Additional Work”) it shall be subject to price and terms to be agreed. Once the Additional Work has been added, the pricing for such Additional Work shall be subject to review in accordance with the provisions of Clause 8.8. If Customer wishes Lonza to perform a new project it shall notify Lonza and Lonza shall decide whether or not it is able to accept such new project. If Lonza has capacity for, and is willing to accept such new project the Parties shall negotiate a new Project Plan (which shall be subject to the terms of this Agreement and attached hereto as an Appendix) for such project, Lonza shall not be obligated to perform any Services on any additional project unless and until a new Project Plan is agreed and signed by the Parties.
3.2
Project Management. With respect to each Project Plan, each party will appoint a project manager who will be responsible for overseeing the Project Plan.
3.3
Person in Plant. Customer shall be permitted to have, [***] representative of either Customer or [***] representative of Customer Collaborator at the Facility as reasonably requested by Customer, at any time during the Manufacturing Process for the purpose of observing, reporting on, and consulting as to the performance of the Services as may be approved in writing in advance by Lonza. In specific instances, as agreed by Lonza, the Customer or Customer Collaborator may have a maximum of [***] representatives (in total) at the Facility provided that no more than [***] representative may be inside the cGMP manufacturing area at any given time. Such representative shall be subject to and agree to abide by confidentiality obligations and Lonza’s customary practices, operating procedures and security procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza’s employees at the Facility. such representative(s) working at the Facility shall be and remain employees of Customer or Customer Collaborator, as applicable, and, as between the Parties, Customer shall be solely responsible for the payment of compensation for such Customer employee (including applicable federal, state and local withholding, and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). Customer, on behalf of itself and Customer Collaborator, covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable laws with respect to all Customer and Customer Collaborator’s employees working at the Facility.
4.
Quality
4.1
Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza’s standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP activities.
4.2
Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement. If there are any conflicts between the Quality Agreement and this Agreement, the provisions of this Agreement shall govern and control, with the exception that the Quality Agreement shall control for matters directly relating to the quality and disposition of the Product.
4.3
Records. Lonza will maintain accurate records for the production of the Product, as required by Applicable Laws. Lonza will retain possession of the Master Batch Record and Batch Records and Lonza Operating Documents and will make copies of the Master Batch Record and Batch Records available to Customer (in each case excluding any Lonza Information and Lonza Background Intellectual Property). Lonza Operating Documents will remain Lonza Information. Lonza will make Lonza Operating Documents available during site visits and audits by Customer or Customer’s Collaborator but Customer or Customer’s Collaborator will not be permitted to make copies of and/or remove Lonza Operating Documents from the Lonza site. In connection with a filing for Regulatory Approval of the Product, Lonza will provide the Lonza Operating Documents and any Lonza Information directly to the Regulatory Authority.
5.
Insurance

Each Party shall for itself and all of its applicable Affiliates, during the Term and for [***] after Release of the last Product manufactured, or Services provided, under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance in the amount of at least [***] US Dollars (or the equivalent in another currency) per claim made and in the annual aggregate. In addition, Customer shall prior to commencement of a human clinical trial using materials that are the subject of this Agreement and for [***] after Release of the last Product manufactured, or Services provided, under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, product liability coverage in the amount of at least [***] US Dollars per claim made and in the annual aggregate. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6.
Ordering and Cancellation
6.1
Binding Commitment. The Parties’ binding commitment in respect of the Services is set out in a Project Plan and this shall be regarded as a Binding Order. Any additional or inconsistent terms or conditions of any Customer purchase order, acknowledgement and/or similar standardised form given and/or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected.

6.2
Cancellation. If Customer wishes to cancel any Stage of Work, then it shall notify Lonza in writing and Customer shall be liable to pay a cancellation fee (a “Cancellation Fee”) as follows:
6.2.1
Development Work: If Customer provides written notice of cancellation of any Development Work Customer shall pay for any of the cancelled Development Work Lonza performed prior to the date of notification of cancellation and incurred Raw Material (including Handling Fees) and external costs and Customer shall pay for such cancelled Development Work which would (were it not for the cancellation) have been performed during the period of [***] following such cancellation notification.
6.2.2
Pilot Drug Substance Batch(es) / Pilot Drug Product Batch(es): If Customer provides written notice of cancellation of any Pilot Drug Substance Batch and/or any Pilot Drug Product Batch less than or equal to [***] prior to the Commencement Date of such Pilot Drug Substance Batch or Pilot Drug Product Batch or at any time after, then a Cancellation Fee of [***] of the Price of each such Pilot Drug Substance Batch(es) and [***] of the Price of each such Pilot Drug Product Batch(es) cancelled is payable.
6.2.3
cGMP Drug Substance Batches: If Customer provides written notice of cancellation of any cGMP Drug Substance Batch of Product:
(a)
less than or equal to [***] prior to the Commencement Date of such cGMP Drug Substance Batch or at any time after, then a Cancellation Fee of [***] is payable;
(b)
more than [***] but less than or equal to [***] prior to the Commencement Date of one or more such cGMP Drug Substance Batches, then a Cancellation Fee of [***] is payable.
6.2.4
cGMP Drug Product Batches: If Customer provides written notice of cancellation of any cGMP Drug Product Batch to Lonza:
(a)
less than or equal to [***] prior to the Commencement Date of one or more such cGMP Drug Product Batch or at any time after, then a Cancellation Fee of [***] is payable;
(b)
more than [***] but less than or equal to [***] prior to the Commencement Date of one or more such cGMP Drug Product Batches, then a Cancellation Fee of [***] is payable.
6.2.5
Mitigation of Batch Cancellation. Following the cancellation of a Batch pursuant to Clauses 6.2.2, 6.2.3 or 6.2.4, Lonza will use commercially reasonable efforts to secure a replacement batch for a new project (but excluding any batch and/or project then under contract with Lonza) for the cGMP manufacturing capacity, and for the same dates and duration that would have been occupied by the cancelled Batch. If Lonza is successful in securing such a replacement batch, the applicable Cancellation Fee for the cancelled Batch may be reduced accordingly by an amount equal to [***] but in no event shall such reduction exceed the Price of the cancelled Batch.
6.2.6
Payment of Cancellation Fees. Cancellation Fees and the amounts payable pursuant to Clause 6.2.7 shall be payable following Lonza’s efforts to mitigate subject to Clause 6.2.5, but in any event no later than [***] following the applicable written notice of cancellation.
6.2.7
Additional Costs. In addition to any Cancellation Fee, Customer shall pay for [***].

7.
Delivery and Acceptance
7.1
Delivery. All Product shall be delivered FCA (as defined by Incoterms® 2020) the Facility (“Delivery”). Lonza shall deliver to Customer the Certificate of Analysis and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Regulatory Authorities (the “Release”) not later than the date of Delivery of Batches. With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision. Risk of loss to Product during shipping between Lonza Facilities shall be Lonza’s.
7.1A
Time for Delivery.

This Clause 7.1A shall at all times be subject to Clause 7.1C and shall only apply to the 7.1A Target Batch of 7.1AB Products.

7.1A.1
Provided that: (i) the Assumptions are met under Clause 7.1C; and (ii) Customer provides all Customer Information and all of the items referred to in Clause 2.4; and (iii) all of the Assumptions (as defined in Clause 7.1C) in the applicable Project Plan are fully correct; Lonza shall perform Release of the first cGMP Drug Product Batch (the “7.1A Target Batch”) of a 7.1AB Product to be manufactured under the applicable Project Plan not later than the date as set out in the applicable Project Plan for such cGMP Drug Product Batch (the “Target Date”).
7.1A.2
In the event Lonza is unable to deliver the 7.1A Target Batch on or before the Target Date due to an event within Lonza’s reasonable control (a “Late Release”), Customer will receive a credit from Lonza for the Late Release. The credit will be [***] for each full period of [***] of Late Release up to a maximum aggregate credit of [***].
7.1A.3
Subject to the second sentence of this Clause 7.1A.3, the credit is the sole remedy for a Late Release of such 7.1A Target Batch under this Agreement and all other rights and remedies available against delay are hereby expressly excluded.
7.1A.4
A Late Release will not be a material breach of this Agreement by Lonza for the purposes of Clause 14.2.2. For clarity, a Late Release will not include any: (i) delay in shipment caused by events outside of Lonza’s reasonable control, such as an event of Force Majeure; (ii) delay in the obtaining or delivery of Raw Materials caused by events outside of Lonza’s reasonable control, such as an event of Force Majeure; (iii) delay in the obtaining or delivery of Customer Materials; (iv) delay in receipt of, or non-conforming, Customer Materials; or (v) delay in the supply by Customer of any Customer Information and/or any of the items referred to in Clause 2.4. With respect of any other Batches, the provisions of this Clause 7.1A (including the credit mechanism) shall not apply.
7.1A.5
The Parties agree that: (i) in the event that such 7.1A Target Batch will be delayed due Lonza’s inability to obtain Raw Materials and Resins from suppliers due to reasons beyond Lonza’s reasonable control despite utilizing reasonable endeavours by Lonza; and/or (ii) any technical or scientific issues in any of the Stages of Work preceding the manufacture of the 7.1A Target Batch which Lonza experiences which were not anticipated; then Customer shall not be eligible to receive the credit referred to in this Clause for any resulting delays.

7.1B
Target Batch Yield.

This Clause 7.1B shall at all times be subject to Clause 7.1C and shall only apply to the 7.1B Target Batch of 7.1AB Products.

7.1B.1
Provided that: (i) the Assumptions are met under Clause 7.1C; and (ii) Customer provides all Customer Information and all of the items referred to in Clause 2.4; and (iii) all of the Assumptions (as defined in Clause 7.1C) in the applicable Project Plan are fully correct; then Lonza shall use reasonable efforts to ensure that the yield of the first cGMP Drug Substance Batch of a 7.1AB Product (the “7.1B Target Batch”) is not less than [***].
7.1B.2
In the event that the yield of the 7.1B Target Batch is below [***] per Target Batch, Lonza shall issue Customer a credit as set out below:

(a) for a yield of between [***] for the 7.1B Target Batch to [***]: [***];

(b) for a yield of less than [***] for the 7.1B Target Batch: [***];

(Such titre shortfall being a “Yield Shortfall”).

7.1B.3
The credits set forth in Clause 7.1B are the sole remedy to the Customer for a Yield Shortfall and shall apply only in respect of the 7.1B Target Batch and all other rights and remedies available against a Yield Shortfall are hereby expressly excluded. This Clause 7.1B shall at all times be subject to Clause 2.7.
7.1B.4
A Yield Shortfall will not be a material breach of this Agreement by Lonza for the purposes of Clause 14.2.2. With respect of any other Batches, the provisions of this Clause (including the credit mechanism) shall not apply.
7.1B.5
The Parties agree that in the event that of a Yield Shortfall due to reasons beyond Lonza’s reasonable control and/or any technical or scientific issues in any of the Stages of Work preceding the manufacture of the 7.1B Target Batch which Lonza experiences which were not anticipated; then the Parties shall discuss and use reasonable efforts to agree an appropriate solution and Customer shall not be eligible to receive the credit referred to in this Clause for any resulting Yield Shortfall.
7.1C
Assumptions for Clauses 7.1A and 7.1B.

Prior to commencement of a Project Plan for a 7.1AB Product the Customer will demonstrate in writing (or at a technical meeting) to the reasonable satisfaction of Lonza that it is able to meet all of the criteria for the applicable Project Plan as set out in the Assumptions section of the Project Plan (the “Assumptions”). For clarity, the provisions of Clauses 7.1A and 7.1B shall not apply if Customer is unable to demonstrate in writing to the reasonable satisfaction of Lonza that it is able to meet all of the criteria for the applicable Project Plan as set out in the Assumptions section of the applicable Project Plan.

7.2
If requested in writing by Customer, Lonza will (acting as agent of Customer for such purpose) arrange the transportation of Product from Lonza’s premises to the destination indicated by Customer under agreed shipping and handling conditions together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by Lonza in arranging such transportation and insurance shall be charged to Customer in addition to the Price. Transportation of Product shall be at the sole risk of Customer who shall be deemed to have full knowledge of the carrier’s terms and conditions of carriage. Customer shall, as appropriate, observe, perform and be subject to the carriage terms in relation to the transportation of the Product. Where Lonza has made arrangements for the transportation of Product, Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of: (a) visible damage to or total or partial loss of Product in transit shall be given in writing to Lonza and the carrier within [***] of receipt by Customer; or (b) non-Delivery shall be given in writing to Lonza within [***] after the date of the despatch notice. Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by Lonza to Customer.
7.3
Storage. Customer shall arrange for shipment and take delivery of such Batch from the Facility, at Customer’s expense, within [***]after issue of the invoice under Clause 8 or pay the storage costs set out in the applicable Project Plan. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to [***]; provided that any additional storage beyond [***] will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Clause 8.3, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than [***] after issue of the invoice under clause 8. Within [***] following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch.
7.4
Acceptance/Rejection of cGMP Drug Substance Batches.
7.4.1
Promptly following Release of cGMP Drug Substance Batch(es) (whether or not the cGMP Drug Substance Batch was actually shipped to Customer or was stored at Lonza or shipped to another Lonza Facility for manufacture of the cGMP Drug Product Batch), which was required pursuant to the terms of this Agreement to meet Specifications, Customer shall inspect such cGMP Drug Substance Batch(es) and shall have the right to test any such cGMP Drug Substance Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a cGMP Drug Substance Batch (which was required to meet the Specifications) based on any claim that it fails to meet Specifications within [***] of Release, after which time all unrejected cGMP Drug Substance Batches shall be deemed accepted.
7.4.2
If Lonza believes that a cGMP Drug Substance Batch, which was required by the terms of this Agreement to meet Specifications, has been incorrectly rejected, Lonza may require that Customer provides samples to Lonza for testing. Lonza may retain and test such samples. If there is a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within the relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall appoint an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the cGMP Drug Substance Batch that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.
7.4.3
If it is determined (by the Parties or the independent laboratory) that a rejected cGMP Drug Substance Batch (where such cGMP Drug Substance Batch, was required pursuant to the terms of this Agreement to have been compliant with cGMP and/or met the Specifications) failed to conform with the Specifications (such Batch being a “Failed Drug Substance Batch”), then to the extent this was solely a Lonza Responsibility, Lonza shall either:

(i) refund Customer the amount paid by Customer in respect of such Failed Drug Substance Batch and associated Raw Materials, to the extent paid by Customer; or

(ii) schedule a replacement cGMP Drug Substance Batch to be manufactured (the timing of which shall be subject always to available capacity in the Facility), and Customer shall pay for such replacement cGMP Drug Substance Batch and Raw Materials and Resins used therein (and any money it paid towards the Failed Drug Substance Batch and associated Raw Materials and Resins shall be credited to the Price of such replacement cGMP Drug Substance Batch).

7.5
Acceptance/Rejection of cGMP Drug Product Batches.
7.5.1
Promptly following Delivery of cGMP Drug Product Batch(es) (whether or not the cGMP Drug Product Batch was actually shipped to Customer or was stored at Lonza), which was required pursuant to the terms of this Agreement to meet Specification (Drug Product) Customer shall inspect such cGMP Drug Product Batch(es) and shall have the right to test any such cGMP Drug Product Batches to determine compliance with the Specification (Drug Product). Customer shall notify Lonza in writing of any rejection of a cGMP Drug Product Batch which was required pursuant to the terms of this Agreement to meet Specification (Drug Product) based on any claim that it fails to meet Specification (Drug Product) within [***] of Release Delivery, after which time all unrejected cGMP Drug Product Batches shall be deemed accepted. Customer may not reject any cGMP Drug Product Batch on the grounds that it fails any Specifications other than Specification (Drug Product), and Customer must pay for all such cGMP Drug Product Batches, provided that they meet the Specification (Drug Product).
7.5.2
If Lonza believes that a cGMP Drug Product Batch which was required pursuant to the terms of this Agreement to meet Specification (Drug Product) has been incorrectly rejected, Lonza may require that Customer provides samples to Lonza for testing. Lonza may retain and test such samples. If there is a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results show that the cGMP Drug Product Batch meet the relevant Specification (Drug Product), or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party the Parties shall appoint an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the cGMP Drug Product Batch that allegedly fails to conform to Specification (Drug Product). Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.
7.5.3
If it is determined (by the Parties or the independent laboratory) that a rejected cGMP Drug Product Batch (where such cGMP Drug Product Batch, was required pursuant to the terms of this Agreement to have been compliant with cGMP and/or met the Specification (Drug Product)) failed to conform with the Specification (Drug Product) (such Batch being a “Failed Drug Product Batch”), then to the extent this was solely a Lonza Responsibility, Lonza shall either:

(i) refund Customer the amount paid by Customer in respect of such Failed Drug Product Batch and associated Raw Materials, to the extent paid by Customer; or

(ii) schedule a replacement cGMP Drug Product Batch to be manufactured (the timing of which shall be subject always to available capacity in the Facility), and Customer shall pay for such replacement cGMP Drug Product Batch and Raw Materials and Resins used therein (and any money it paid towards the Failed Drug Product Batch shall be credited to the Price of such replacement cGMP Drug Product Batch).

For clarity in the event that a cGMP Drug Product Batch meets the Specifications (Drug Product) but not any other Specifications, Customer must still pay in full for such cGMP Drug Product Batch. For further clarity, if a cGMP Drug Product Batch meets the Specification (Drug Product) but not any other specification, then Customer shall still be required to pay for such cGMP Drug Product Batch in full. Customer may only reject a cGMP Drug Product Batch on the grounds that it failed to meet cGMP or the Specification (Drug Product) in each case solely due to a Lonza Responsibility (notwithstanding that such cGMP Drug Product Batch may not meet any other Specifications).

7.6
Nothing in Clause 7.4 or 7.5 shall oblige Lonza to replace or refund any Drug Substance material produced by a cGMP Drug Substance Batch or any other drug substance material (or manufacture an additional cGMP Drug Substance Batch) that may be required to produce any replacement cGMP Drug Product Batch unless due to gross negligence or willful misconduct by Lonza or Lonza’s Affiliates in which case Lonza shall (provided Lonza has manufactured such Drug Substance) refund (on a pro rata basis) the Price (based on volume) paid by Customer to Lonza of such cGMP Drug Substance material used. Clauses 7.4 and 7.5 shall always be subject to the provisions of Clauses 12.4 and 12.5.
7.7
Customer acknowledges and agrees that its sole remedy with respect to a Failed Drug Substance Batch and/or Failed Drug Product Batch that is a Lonza Responsibility is as set forth in Clauses 7.4 and 7.5. Accordingly, Customer hereby waives all other remedies at law or in equity regarding the foregoing claims. Lonza shall not be responsible for (i) the cost of Raw Materials (except to the extent set forth in Clauses 7.4.3 and 7.5.3), Customer Materials, Drug Substance required for the manufacture of a cGMP Drug Product Batch, and/or (ii) starting materials consumed in any Failed Drug Substance Batch or Failed Drug Product Batch.
7.8
The Parties further agree that in the event that any Batch is a Failed Drug Substance Batch or a Failed Drug Product Batch and such failure is caused by any defect in any Customer Information, Customer Material, Cell Line, Customer Background Intellectual Property, and/or any other information, material or Intellectual Property supplied by or on behalf of the Customer, then Lonza shall not have any liability with regard to such Failed Drug Substance Batch or Failed Drug Product Batch.
7.9
Any cGMP Drug Substance Batch or any cGMP Drug Product Batch that is not required by this Agreement to meet Specifications or Specification (Drug Product) may not be rejected and Lonza shall not have any replacement or refund obligations in respect thereto.
8.
Price and Payment
8.1
Pricing. Customer shall pay for all of the Services and the Batches (including Pilot Drug Substance Batches, Pilot Drug Product Batches, all cGMP Drug Substance Batches and all cGMP Drug Product Batches). Pricing for the Services and the Batches (including Pilot Drug Substance Batches, Pilot Drug Product Batches, all cGMP Drug Substance Batches and all cGMP Drug Product Batches) manufactured by Lonza are set out in, and based on the assumptions and information set out in, the applicable Project Plan. In the event of Changes based on Customer’s request, Customer shall bear all additional costs.
8.2
Raw Materials, Resins and Handling Fees, External Laboratory and Handling Fee. In addition to Clause 8.1, Customer shall also pay for all Raw Materials, Resins, single use bags, consumables and the Handling Fee, and External Laboratory Charges and the Handling Fee.

8.3
Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer.
8.4
When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice.
8.5
Payment Terms.
8.5.1
For Stages of Work of less than [***] (or equivalent in the applicable currency): Unless otherwise agreed in writing Lonza shall issue invoices to Customer for one hundred percent (100%) of the Price upon completion of that Stage of Work.
8.5.2
For Stages of Work of [***] of more (or equivalent in the applicable currency) the payment terms shall be set out in the applicable Project Plan.
8.5.3
Unless otherwise agreed in writing the Raw Materials (including media and feeds, but excluding Resins) and the applicable Handling Fee for each Batch shall be invoiced one hundred percent (100%) upon the Commencement Date of the Batch, or the applicable Stage of Work, plus the Handling Fees. Resins and the Handling Fee in respect thereof, shall be invoiced on the receipt of the orders by Lonza for such Resins. External Laboratory Charges and the Handling Fee shall be invoiced on completion of the applicable Stage of Work.
8.5.4
If the Certificate of Analysis requires the Customer to provide one or more elements of the Specification, but the Customer has not provided such information within the time agreed, then provided Lonza has completed those elements of the Certificate for Analysis for which it is responsible, Lonza can issue the applicable invoice at such time as set out in Clause 8.
8.5.5
All invoices are strictly net and payment must be made within [***] of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim.
8.5.6
For Services performed in Switzerland, invoices may be issued in the name of Lonza AG.
8.6
If Customer repeatedly fails to pay undisputed invoices within the time set out in Clause 8.5.5 then Lonza shall have the option to change the payment terms such that one hundred percent (100%) of the Price for any Stage of Work shall be payable on commencement and the price for Raw Materials and the Handling Fee shall also be payable one hundred percent (100%) on commencement.
8.7
If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of: (i) the rate of [***] above:
•
the Swiss Average Rate Overnight (SARON) (for invoices in CHF);
•
the Secured Overnight Financing Rate (SOFR) (for invoices in USD);
•
the Euro Interbank Offered Rate (EURIBOR) (for invoices in EUR);
•
the Sterling Overnight Index Average (SONIA) (for invoices in GBP);

or (ii) the maximum rate allowable by the governing law of this Agreement. Interest shall accrue on a day to day basis until full payment. Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and/or delivery of Product until all overdue amounts have been paid in full including interest for late payments and Customer shall be liable for any and all costs incurred by Lonza from any such delay to the Services.

8.8
Price adjustments.
8.8.1
Not more than once per calendar year and with effect from the first anniversary of the Effective Date, and then on each subsequent anniversary, Lonza may adjust the Prices as follows (provided that in the event of any negative change in the applicable index there shall not be any negative change to the Prices):
(a)
In respect of Services performed in the UK: in accordance with the change from the previous calendar year of the index of labour costs per hour for private sector companies (ILCH) as published by the Office of National Statistics of the United Kingdom (or any successor index);
(b)
In respect of Singapore: in accordance with the change from the previous calendar year of the UBCIMI index (https://data.gov.sg) (or any successor index);
(c)
In respect of Services performed in Switzerland: in accordance with the change from the previous calendar year of the Swiss Producer Prices index (or any successor index);
(d)
In respect of Services performed in USA: in accordance with the change from the previous calendar year of the US Department of Labor’s Bureau of Labor Statistics Other Biological Product Manufacturing, ethical PCU 325414 index (or any successor index);

The new Price reflecting such adjusted Price shall be effective for any Services and/or Batch for which the Commencement Date is on or after the date of Lonza’s notice to Customer of the applicable Price adjustment.

8.8.2
In addition to the above, not more than [***] and with effect from the first anniversary of the Effective Date, the Price may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect: (i) an increase in variable costs (such as energy or Raw Materials) by more than [***] (based on the initial Price or any previously amended Price); (ii) process adjustment or assumption changes; and/or (iii) any material change in an environmental, safety or regulatory standard that substantially impacts Lonza’s cost and/or ability to perform the Services.
9.
Capital Equipment

Any Capital Equipment required for the performance of the Services shall be acquired on terms to be agreed by the Parties prior to commencement of the relevant Services.

10.
Intellectual Property
10.1
Neither Party nor any of their Affiliates, as applicable (nor any Customer Collaborator), will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party or any of its Affiliates.
10.2
Subject to Clause 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Customer or others, in the course of the performance of the Services, to the extent that it is both:
10.2.1
solely a direct derivative of or improvement to Customer Information and/or Customer Background Intellectual Property; and
10.2.2
severable from and does not utilise, disclose or reveal any Lonza Background Intellectual Property, Lonza Information, and/or New Lonza Intellectual Property;

(the “New Customer Intellectual Property”). For the avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing new Intellectual Property, but excluding any New Lonza Intellectual Property.

10.3
Notwithstanding Clause 10.2, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, or first reduces to practice or makes, solely or jointly with Customer or others, in the course of the performance of the Services, that is either:
10.3.1
generally applicable to the development or manufacture of chemical or biological products or products components; or
10.3.2
an improvement to, or derivative of, any Lonza Background Intellectual Property, and/or Lonza Information;

(the “New Lonza Intellectual Property”). For the avoidance of doubt, “New Lonza Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

10.4
Lonza hereby assigns and will assign to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property. To the extent that Customer has or obtains any rights, title or interest in New Lonza Intellectual Property, Customer hereby assigns to Lonza all of its right, title and interest in any New Lonza Intellectual Property. Customer shall execute, and shall require its personnel as well as its Customer Collaborator or contractors or agents and their personnel involved in the performance of the Services, to execute, any documents reasonably required to confirm Lonza’s ownership of the New Lonza Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Lonza Intellectual Property.
10.5
Customer hereby grants Lonza and its Affiliates, sub-contractors and the External Laboratories the non-exclusive right to use the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and any and all other Intellectual Property, information or materials supplied by or on behalf of the Customer or the Customer Collaborator, during the Term solely for the purpose of fulfilling their obligations under this Agreement.
10.6
The transfer of the Manufacturing Process to either Customer and/or any Third Party manufacturer, for the manufacture of the Product (and no other products), shall be subject to Lonza’s prior written consent and shall occur only pursuant to terms governing such technology transfer in a separate technology transfer agreement, which may include a reasonable licensing fee applicable to such technology transfer. Customer shall reimburse Lonza for any reasonable costs (based on a full-time employee rate for such support) and expenses for any such transfer. If the Parties are unable to agree to such terms after good faith negotiations, then Lonza shall be under no obligation to transfer the Manufacturing Process to Customer or any Third Party.
10.7
Prosecution of Patents.
10.7.1
Subject to the following subsection, Customer will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Customer Intellectual Property, at Customer’s expense. Lonza will cooperate with Customer, at Customer’s expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Customer Intellectual Property.
10.7.2
Unless the Parties agree otherwise, at least [***] prior to filing any application disclosing or claiming any New Customer Intellectual Property, Customer shall provide a draft thereof to Lonza, for Lonza’s prior review and approval. Within [***] of receipt of such an application (“Review Period”), Lonza shall notify Customer of any Lonza Background Intellectual Property, Lonza Information or any information that could be considered New Lonza Intellectual Property and, on Lonza’s instruction, Customer shall either delete any information in such application that Lonza has identified within the Review Period as Lonza Background Intellectual Property, Lonza Information and/or delay the filing of the application until such time that it can be concurrently filed with a patent application from Lonza claiming such New Lonza Intellectual Property.
10.7.3
Lonza will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Lonza Intellectual Property, at Lonza’s expense. Customer will cooperate with Lonza, at Lonza’s expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Lonza Intellectual Property.
10.8
Services Data.

Without limiting the confidentiality provisions of Clause 13 (Confidentiality) as they may relate to the use of Services Data, the Parties agree that all Services Data may be collected, aggregated, hosted, mined or otherwise stored and maintained by Lonza and its Affiliates, contractors and External Laboratories. Both Lonza and its Affiliates, and Customer, may use the Services Data, in any manner that is not inconsistent with the intellectual property-ownership terms set forth in this Clause 10, for further research, development, commercialization of, and securing rights to, development, manufacturing and testing systems, platforms, and service offerings, provided that said data shall be anonymized when used externally.

11.
Warranties
11.1
Lonza warrants that:
11.1.1
the Services shall be performed in accordance with all Applicable Laws;
11.1.2
it or any of its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility (subject always to Clause 11.2.4); and
11.1.3
it has the necessary corporate authorisations to enter into and perform this Agreement.

11.2
Customer warrants that:
11.2.1
Customer has all the rights necessary to permit Lonza (and its relevant Affiliates any Subcontractors, and the External Laboratories) to perform the Services without infringing the Intellectual Property rights or other rights of any Third Party; and Customer warrants that the performance of the Services will not infringe, misappropriate or violate (as the case may be) any Intellectual Property rights or other rights of any Third Party;
11.2.2
Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and/or any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer or a Customer Collaborator, or that the supply to and/or use by Lonza (and/or its relevant Affiliates, any Subcontractors, and the External Laboratories) thereof for the provision of the Services, infringes any Intellectual Property rights or other rights of any Third Party;
11.2.3
all Raw Materials and Customer Materials actually supplied by Customer or a Customer Collaborator shall be provided with a certificate of analysis or other relevant documentation demonstrating that such Raw Materials and Customer Materials meet the following Lonza acceptance criteria: (i) are not contaminated, (ii) test negative for mycoplasma and bioburden (if applicable), (iii) have been manufactured in accordance with cGMP (if applicable), (iv) are free from all liens, charges, or encumbrances, and (v) meet other testing requirements and/or specifications as may be agreed in writing by the Parties. In addition, Customer has provided any environmental, health and safety information related to the Raw Materials and Customer Materials (including employee health and safety, of the handling, manufacture, distribution, use and disposal of the Raw Materials and Customer Materials), and will update, clarify, correct, supplement and amend such information as necessary;
11.2.4
Customer has all the rights necessary to provide and permit Lonza and its Affiliates, any Subcontractors, and the External Laboratories to use, for the purposes of this Agreement, the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer or a Customer Collaborator; and Customer warrants that the use of anything referred to in this Clause 11.2.4 will not infringe, misappropriate or violate the Intellectual Property rights or other rights of any Third Party;
11.2.5
Customer has the necessary corporate authorisations to enter into this Agreement and it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind, that would breach the provisions of this Agreement;
11.2.6
in connection with its receipt and usage of the Services and Products, Customer shall take appropriate technical and organizational measures to ensure compliance with the applicable requirements of GDPR. Customer shall act in compliance with GDPR as well as on Lonza’s request, destroy all personal data, unless applicable law prevents Customer from such destruction. Customer confirms that any personal data that Customer shares with Lonza is done in accordance with applicable GDPR requirements;
11.2.7
in connection with its receipt and usage of the Services and Products, Customer shall comply with, and shall cause its Customer Collaborators, subcontractors, directors, officers, employees, agents or any other person acting on behalf of Customer to comply with, all applicable Corruption Laws and International Trade Restrictions. Customer’s receipt and usage of the Services and Products shall be in accordance with Applicable

Laws, Corruption Laws and International Trade Restrictions and the laws of the countries in which the Product is sold;
11.2.8
Customer warrants that as at the time that the Quality Agreement is signed, Customer will have an appropriate Quality function to ensure Customer’s ongoing compliance with cGMP; and
11.2.9
As between Customer and Lonza, Customer shall at all times be fully liable and responsible for the acts and omissions of the Customer Collaborators.
11.3
Disclaimer: The warranties expressly set forth in this Agreement are in lieu of all other warranties, and all other warranties, both express and implied, are expressly disclaimed, including any warranty of merchantability or fitness for a particular purpose.
12.
Indemnification and Liability
12.1
Indemnification by Lonza. Subject to Clauses 12.4 and 12.5, Lonza shall indemnify the Customer, and the officers, employees and agents of Customer (“Customer Indemnitees”) from and against any loss, damage, costs, liability and/or expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising directly out of:
12.1.1
any material breach of the warranties given by Lonza in Clause 11.1 above; or
12.1.2
any claim that the performance of the Services (excluding use by Lonza, Lonza’s Affiliates, Lonza Indemnitees, Lonza contractors, and/or the External Laboratories of Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and/or any and all information, materials and other Intellectual Property supplied by or on behalf of the Customer or a Customer Collaborator) infringe any Intellectual Property rights of a Third Party;

except, in each case (12.1.1 and/or 12.1.2), to the extent that such claims resulted from the negligence and/or breach of this Agreement and/or intentional misconduct by any Customer Indemnitees.

12.2
Indemnification by Customer. Subject to Clauses 12.4 and 12.5, Customer shall indemnify Lonza, Lonza’s Affiliates, and the respective officers, employees and agents of Lonza and/or its Affiliates (“Lonza Indemnitees”) from and against any loss, damage, costs, liability and/or expenses (including reasonable attorney fees) that any Lonza Indemnitees may suffer as a result of any Third Party claim arising directly out of:
12.2.1
any material breach of the warranties given by Customer in Clause 11.2 above; and/or
12.2.2
any allegation that the performance of Services infringes any Intellectual Property rights of Third Parties; and/or
12.2.3
the manufacture, use, sale, processing, storage, packaging, labelling, marketing, promotion, or distribution of any Product (or any product that contains the Product), including but not limited to any claims of product liability; and/or
12.2.4
the supply to, and/or use by, Lonza, any of Lonza’s Affiliates, Lonza Indemnitees, any Lonza contractors, any External Laboratory, and/or any Third Party of any Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and/or any other information, materials or Intellectual Property provided by or on behalf of Customer or a Customer Collaborator

(including any claim or allegation that such supply and/or use of any of the foregoing infringes any Intellectual Property rights or other rights of any Third Party);

except, in each case (12.2.1, 12.2.2, 12.2.3 and/or 12.2.4), to the extent that such claims resulted from the negligence and/or breach of this Agreement and/or intentional misconduct by any Lonza Indemnitees.

12.3
Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defence and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent that it is prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12. The Party seeking indemnification shall not settle any claim in respect of which it will seek indemnification without the prior written consent of the indemnifying Party.
12.4
Disclaimer of certain damages. In no event shall either Party and/or any of its Affiliates, as applicable, be liable (in each case whether in contract, tort, negligence, breach of statutory duty, under any indemnity, or otherwise howsoever arising) for any (i) (direct or indirect) loss of profits, loss of business, loss of revenues, loss of goodwill, loss of reputation, or (ii) for any incidental, indirect, special, punitive or consequential losses or damages, arising from or related to this Agreement; provided that this Clause 12.4 shall not preclude any claim by Lonza and/or any of its Affiliates for any unpaid invoices (including the profit element of its charges) and/or the Cancellation Fees and/or termination fees and provided that this Clause 12.4 shall not preclude any claim by Lonza and/or any of its Affiliates for the profit element of its charges.
12.5
Limitation of liability. Subject always to Clause 12.6, the aggregate liability of Lonza and its Affiliates under or in relation to this Agreement and the Project Plans (whether in contract, tort, negligence, breach of statutory duty, under indemnity, or otherwise howsoever arising) shall not exceed, in the aggregate, an amount equal to [***], provided that the aggregate liability of Lonza and its Affiliates under or in relation to a specific Project Plan (whether in contract, tort, negligence, breach of statutory duty, under indemnity, or otherwise howsoever arising) shall not exceed, in the aggregate, an amount equal to [***]. For the avoidance of doubt this limitation of liability shall be an aggregate limitation of liability which is shared between Lonza and all of its Affiliates (including Lonza AG and Lonza Sales AG), and there shall not be a separate limit of liability for each separate Lonza entity.
12.6
Nothing in this Agreement shall operate so as to exclude or in any way limit any liability for fraud, or for death or personal injury, or for gross negligence or intentional misconduct, or for any liability that may not be excluded or limited as a matter of English law. Nothing in this Agreement shall exclude or limit Customer’s liability to pay invoices and/or the Cancellation Fees, termination fees or agreed capital expenditure. For clarity, it is not the intention that this Clause 12.6 should apply to negligence which is not gross negligence and negligence which is not gross negligence shall be subject to Clauses 12.4 and (in the case of Lonza and its Affiliates) 12.5. For purposes of this Agreement, “gross negligence” means a failure by a party (by act or omission) to exercise reasonable care and skill in performing or failing to perform an obligation, where such party demonstrates serious indifference to or a serious disregard for a reasonably foreseeable risk.

For clarity Lonza and/or its Affiliates shall not have any liability (whether in contract, tort, negligence, breach of statutory duty, under indemnity, or otherwise howsoever arising) to any Customer Collaborator. Any act or omission of Customer Collaborator shall be deemed to be an act or omission of Customer and Customer shall be liable for such act or omission as if it were an act or omission of Customer itself. If any Customer Collaborator brings any claim or dispute against Lonza or any Lonza Affiliate, Customer agrees that Customer shall become the claimant in any such claim or dispute (or Customer shall bring such claim on behalf of the Customer Collaborator) and

Customer shall then settle any such claim or dispute with Lonza on behalf of the Customer Collaborator; and Clause 12.4 and 12.5 shall also apply to any liability to or in respect of any Customer Collaborator (and Clause 12.5 shall be an aggregate cap in respect of the aggregate liability of Lonza and its Affiliates under or in relation to this Agreement (howsoever arising) and shall also cover any and all liability (in the aggregate) to and/or in respect of Customer and its Customer Collaborators).

13.
Confidentiality
13.1
A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from, or disclosed on behalf of, the other Party (the “Disclosing Party”), as well as the terms of this Agreement, using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to, or observed or learned by, the Receiving Party or its Affiliates, as applicable (including, in the case of Customer the Customer Collaborators), or its or their Affiliate’s, employees, agents, consultants, or representatives including any persons on plant (in each case such employees, agents, consultants, or representatives, or persons on plant, of Customer or any Customer Collaborator), under or in relation to this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary, as well as the terms of this Agreement.
13.2
Notwithstanding the foregoing, the Receiving Party may disclose to any courts and/or other authorities (except to any governmental patent office) Confidential Information of the Disclosing Party which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Receiving Party will, to the extent legally permitted, inform the Disclosing Party promptly in writing and cooperate with the Disclosing Party in seeking to minimise the extent of Confidential Information of the Disclosing Party which is required to be disclosed to the courts and/or other authorities.
13.3
The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information of the Disclosing Party, which:
13.3.1
at the time of disclosure was publicly available;
13.3.2
is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party;
13.3.3
which the Receiving Party can establish by contemporaneous written records was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party;
13.3.4
which the Receiving Party can establish by contemporaneous written records is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or
13.3.5
which the Receiving Party can establish by contemporaneous written records is developed by the Receiving Party independently from and without use of the Confidential Information of the Disclosing Party.

13.4
The Receiving Party will use Confidential Information of the Disclosing Party only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.
13.5
Each Party will restrict the disclosure of the other Party’s Confidential Information to such officers, employees, consultants and representatives of itself (and (in the case of Lonza) of its Affiliates, and (in the case of Customer) the Customer Collaborators and such officers, employees, consultants and representatives of such Customer Collaborators) who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ or Customer Collaborators’ (as applicable) officers, agents, employees, consultants and representatives, and the Customer Collaborators, to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorised use or disclosure of the Confidential Information of the Disclosing Party. Lonza may disclose the Customer’s Confidential Information to Lonza’s Affiliates, Subcontractors and the External Laboratories, in each case for the purposes of this Agreement. Lonza may disclose any information of Customer (including any Customer Information) to the corresponding Customer Collaborator for the specific project, and Lonza may disclose any information of any Customer Collaborator to the Customer; provided that Lonza shall not have any responsibility for the Customer nor the Customer Collaborator following such disclosure.
13.6
The Receiving Party shall at all times be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, officers, agents, consultants and representatives of itself or its Affiliates including any persons on plant, and in the case of the Customer for the Customer Collaborators.
13.7
Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.
14.
Term and Termination
14.1
Term. This Agreement shall commence on the Effective Date and shall end on the date of completion of the Services unless terminated earlier as provided herein or extended by mutual written consent of the Parties (the “Term”).
14.2
Termination. This Agreement or any Project Plan may be terminated as follows:
14.2.1
If it becomes apparent to either Lonza or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for a scientific or technical reasons, a [***] period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, Lonza and the Customer shall each have the right to terminate the applicable Project Plan (or if there is only one Project Plan, this Agreement) forthwith by notice in writing;
14.2.2
by either Party, immediately, if the other Party commits a material breach of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [***] following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such [***] period shall be extended as agreed by the Parties if the identified breach is incapable of cure within [***] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);
14.2.3
by either Party, immediately, if the other Party enters into administration, becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has an administrator or receiver appointed for a substantial part of its assets; or
14.2.4
by either Party pursuant to Clause 15.
14.3
Consequences of Termination.

In the event of termination of this Agreement all Services and Batches which have been ordered, or to which the Customer is committed, in accordance with this Agreement (including those in the Project Plan to which the Parties are committed) shall be deemed to have been cancelled and Customer shall, within [***] of such termination, pay Lonza for:

(a)
all Services commenced up to the date of termination, including in respect of any Product in-process;
(b)
all costs incurred through the date of termination, including all Raw Materials and Resins costs (and Handling Fees for Raw Materials and Resins) used or purchased or to which Lonza is irrevocably committed for use in connection with the Project Plan, and External Laboratory costs (and Handling Fees);
(c)
all unused Raw Materials and Resins shall be paid for by Customer [***] of invoice and at Customer’s option and cost will either be: (i) held by Lonza for future use for the production of Product; (ii) delivered to Customer; or (iii) disposed of by Lonza;
(d)
all unreimbursed Capital Equipment and related decommissioning charges incurred pursuant to Clause 9;
(e)
Cancellation Fees in respect of all Batches and/or Services which have been ordered in accordance with this Agreement (including those in the Project Plan to which the Parties are committed) calculated in accordance with Clause 6.2 (other than in the event of termination by Customer pursuant to Clause 14.2.2 (material breach), or by either Party for an agreed scientific or technical reasons pursuant to Clause 14.2.1 or by either Party pursuant to Clause 14.2.4 (Force Majeure), where no Cancellation Fees shall be payable). In the case of termination by Lonza for Customer’s material breach, Cancellation Fees shall be calculated as of the date of written notice of termination; and
14.4
Survival. Neither the termination nor expiration of this Agreement shall affect the liability of a Party for breach of this Agreement. Notwithstanding anything contained in Clause 14, the rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 5, 10-13 (inclusive) and 16 (to the extent relevant). Termination of this Agreement (including the consequences of termination set out in this Clause 14) shall not affect the accrued rights or liabilities of either Party and shall not preclude either Party from pursuing any remedies it may have hereunder, or at law or in equity, with respect to any breach of, or default under, this Agreement (subject always to Clauses 12.4 and 12.5). All confidentiality obligations set out in this Agreement shall survive termination or expiry of this Agreement.
15.
Force Majeure
15.1
If a Party (the “Affected Party”) is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to the other Party (the “Unaffected Party”) specifying the matters constituting Force Majeure together with such evidence as the Affected Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the Affected Party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of [***] or more, either Party may terminate: (i) the affected Project Plan; or (ii) in the event that the Force Majeure event prevents the performance of the entire Agreement, this Agreement; in each case by delivering written notice to the other. Nothing in this Section 15.1 limits a Party’s rights of termination under Section 14.2 for events unrelated to a Force Majeure.
15.2
The Parties acknowledge that the COVID-19 virus is currently causing global disruption, and that there is a significant risk that Lonza’s performance under this Agreement may be affected by consequences of the COVID-19 virus, including but not limited to any measures taken by authorities, and/or the availability of human resources and raw materials, and that any such event shall be deemed a Force Majeure event.
15.3
“Force Majeure” shall be deemed to include any reason or cause beyond the Affected Party’s reasonable control affecting the performance by such Affected Party of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, epidemic, pandemic, strike, lockouts, labour troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labour or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply or detection of a viral, bacterial or mycoplasmal contamination that causes a shutdown of the Facility or any part thereof.
15.4
With regard to Lonza, any such event of Force Majeure affecting Services or Production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.
16.
Miscellaneous
16.1
Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties (save as set out in Clause 7.2). Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.
16.2
No Presumption Against Drafter. Each Party and its legal counsel have reviewed and revised this Agreement. The rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter shall be waived by both Parties in the interpretation of this Agreement.
16.3
Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).
16.4
Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the purpose.
16.5
Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties. The Parties may amend this Agreement without the consent of the Affiliates of Lonza.
16.6
Delegation / Assignment. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations (subject to clause 2.1). Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that: (a) Lonza may assign this Agreement, a Project Plan, or a Statement of Work in the event of (i) the sale of fifty percent (50%) or more of the outstanding stock of Lonza to an Affiliate of Lonza; and (b) each Party may assign this Agreement in the event of (i) the sale of fifty percent (50%) or more of the outstanding stock of such Party to an unrelated entity or natural person in the UK, US or EEA, provided in the event of an assignment by Customer such entity is not a competitor of Lonza and is not involved in any dispute with Lonza or any Lonza Affiliate; (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates in the UK, US or EEA, provided in the event of an assignment by Customer such entity is not a competitor of Lonza and is not involved in any dispute with Lonza or any Lonza Affiliate; and (iii) a merger, consolidation, acquisition or other form of business combination with an entity in the UK, US or EEA, provided in the event of an assignment by Customer such entity is not a competitor of Lonza and is not involved in any dispute with Lonza or any Lonza Affiliate. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation or liability that accrued prior to the effective date of such assignment. Subject to the foregoing, this Agreement shall be binding on the successors and permitted assignees of each Party. In the event of an assignment under Section 16.6(a) or (b), the assigning Party will provide written notice to the other Party, and if reasonable required by the non-assigning Party will enter into an appropriate novation agreement.
16.7
Notice. All notices (including any notice of cancellation or termination given in accordance with the terms of this Agreement) must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognised next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.
16.8
Governing Law/Jurisdiction. This Agreement is governed in all respects by the laws of England and Wales. The Parties agree to submit to the jurisdiction of the courts of England and Wales.
16.9
Third Parties. The Parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, save that Affiliates of Lonza may rely on and enforce the indemnities granted to them and limitations and exclusions of liability contained herein and Affiliates of Lonza which have executed a Statement of Work or Project Plan under this Agreement shall be entitled to enforce this Agreement with respect to such Project Plan or Statement of Work in its own name as an intended third party beneficiary. This Agreement may be amended without the consent of any Affiliates of Lonza.

16.10
Announcements / Press Releases. Neither Party shall make any press release or announcement regarding the subject matter of this Agreement without the prior written consent of the other.
16.11
Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof (including applicable Reservation Agreements (including those dated 1 June 2022 and 17 June 2022)). Nothing in this Agreement (or any Project Plan entered into pursuant to this Agreement) shall supersede, amend or otherwise modify any terms or conditions or other provisions of any other unrelated agreement between the Parties.
16.12
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for the purposes of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative effective as of the date written above.

LONZA SALES AG

By:	/s/ Albert Pereda
Name:	Albert Pereda
Title:	Associate General Counsel

By:	/s/ Daniel Mekic
Name:	Daniel Mekic
Title:	Senior Director, Licensing

LONZA AG

By:	/s/ Albert Pereda
Name:	Albert Pereda
Title:	Associate General Counsel

By:	/s/ Daniel Mekic
Name:	Daniel Mekic
Title:	Senior Director, Licensing

GENERATE BIOMEDICINES INC.

By:	/s/ Mike Nally
Name:	Mike Nally
Title:	President and CEO